Exhibit 4.8(c)

THIRD SUPPLEMENTAL INDENTURE

dated as of December 6, 2007

among

LYONDELL CHEMICAL COMPANY,

as Company

and

THE BANK OF NEW YORK,

as Trustee

__________________________

8.000% Senior Notes due 2014

THIS THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of December 6, 2007, among LYONDELL CHEMICAL COMPANY, a Delaware corporation (the “Company”), and THE BANK OF NEW YORK, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Subsidiary Guarantors party thereto and the Trustee entered into the Indenture, dated as of September 20, 2006 (the “Indenture”), relating to the Company’s 8.000% Senior Notes due 2014 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that, subject to certain conditions, Lyondell, the Trustee and any Subsidiary Guarantor may amend or supplement the Indenture with the written consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes; and

WHEREAS, pursuant to Lyondell’s Offer to Purchase and Consent Solicitation Statement dated November 20, 2007 (the “Offer to Purchase”), the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes has been obtained to amend Sections 4.04, 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.14, 4.15, 4.16, 4.17, 4.19, 4.20, 4.21, 4.22, 4.23, 5.01, and 6.01 of the Indenture as set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties hereto hereby agree as follows:

AGREEMENT

SECTION ONE

1.1	Capitalized terms used herein and not otherwise defined herein have the respective meanings assigned to such terms in the Indenture.

1.2
The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recital contained in the third paragraph of the recitals herein is deemed to be that of the Company.

SECTION TWO

2.1	Section 4.04 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.2	Section 4.05 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.3	Section 4.06 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.4	Section 4.07 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.5	Section 4.08 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.6	Section 4.09 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.7	Section 4.10 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.8	Section 4.11 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.9	Section 4.14 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.10	Section 4.15 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.11	Section 4.16 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.12	Section 4.17 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.13	Section 4.19 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.14	Section 4.20 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.15	Section 4.21 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.16	Section 4.22 of the Indenture shall be deleted in its entirety and replaced by the following:

Section 4.22. Limitation on Issuance of Guarantees by Restricted Subsidiaries.

(a)   [Intentionally Omitted].

(b)  The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

(i)  In connection with any sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the sale or other disposition complies with the applicable provisions of the Indenture;

(ii)  In connection with any sale or other disposition of all of the Capital Stock of such Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the sale or other disposition complies with the applicable provisions of the Indenture;

(iii)  If such Subsidiary Guarantor is a Restricted subsidiary and the Company designates such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(iv)  Upon satisfaction of the conditions described under Section 13.02;

(v)  Upon the liquidation or dissolution of such Subsidiary Guarantor provided no Default or Event of Default has occurred or is continuing under the Indenture; or

(vi)  At such time as such Subsidiary Guarantor ceases to guarantee Indebtedness of the Company or any other Subsidiary Guarantor (other than guarantees under the Notes) in excess of the De Minimis Guaranteed Amount, except to the extent all such other guarantees were discharged or released by or as a result of payment under such guarantees.

2.17	Section 4.23 of the Indenture shall be deleted in its entirety and replaced by the following:

[Intentionally Omitted].

2.18	Section 5.01 of the Indenture shall be amended to read in its entirety as follows:

Section 5.01. Consolidation, Merger or Sale of Assets by the Company.  (a)  The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all its assets in one or more related transactions, to another corporation, Person or entity unless:

(i)  the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; and

(ii)  the corporation formed by or surviving any such consolidation or merger (if other than the Company) or the corporation to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the Obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee.

(iii)  [Intentionally Omitted].

(iv)  [Intentionally Omitted].

(b)  The Company will not lease all or substantially all its assets to another Person.

2.19	Section 6.01 of the Indenture shall be amended to read in its entirety as follows:

Section 6.01. Events of Default. Each of the following constitutes an “Event of Default:”

(a)  a default in the payment of interest on the Notes when due, which has continued for 30 days;

(b)  a default in the payment when due of principal of or premium on, any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

(c)  the failure by the Company to comply with its obligations under Article 5; and

(d)  [Intentionally Omitted].

(e)  [Intentionally Omitted].

(f)  [Intentionally Omitted].

(g)  a court having jurisdiction in the premises enters a decree or order for (i) relief in respect of the Company or any Significant Subsidiary in an involuntary case under any applicable, bankruptcy, insolvency, or other similar law now or hereafter in effect, (ii) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or any Significant Subsidiary or for all or substantially all of the property and assets of the Company or any Significant Subsidiary or (iii) the winding up or liquidation of the Company or the affairs of the Company or any Significant Subsidiary, and in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days.

(h)  [Intentionally Omitted].

(i)  [Intentionally Omitted].

2.20
Deletion of Certain Definitions.  Notwithstanding any provision in the Indenture to the contrary, the definition in the Indenture of each capitalized term that occurs only within sections of the Indenture that are intentionally omitted pursuant to this Supplemental Indenture (the “Indenture Deleted Provisions”), as in effect prior to the execution of this Supplemental Indenture, shall be of no further force or effect.

2.21
Deletion of Certain Cross-References.  Notwithstanding any provision in the Indenture to the contrary, each cross-reference to the Indenture Deleted Provisions, as in effect prior to the execution of this Supplemental Indenture, shall be of no further force or effect.

SECTION THREE

The Notes include certain of the foregoing provisions from the Indenture. Upon the operative date of the Supplemental Indenture, such provisions from the Notes shall be deemed deleted or amended as applicable.

SECTION FOUR

Notwithstanding an earlier execution date, the provisions of this Supplemental Indenture shall not become operative until the time and date upon which the Company notifies the tender agent for the Notes, D. F. King & Co., Inc., that more than 50% in aggregate principal amount of the Outstanding Notes are accepted for purchase pursuant to the terms of the Offer to Purchase.

SECTION FIVE

This Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York.

SECTION SIX

This Supplemental Indenture may be signed in various counterparts which together shall constitute one and the same instrument.

SECTION SEVEN

This Supplemental Indenture is an amendment to the Indenture.  The Indenture and this Supplemental Indenture shall henceforth be read together.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Supplemental Indenture or have caused this Supplemental Indenture to be duly executed on their respective behalf by their respective officers thereunto duly authorized, as of the day and year first written above.

LYONDELL CHEMICAL COMPANY, as
Company

By:           /s/ Charles L. Hall
Name:  Charles L. Hall
     Title:     Vice President, Controller
                     and Chief Accounting Officer

THE BANK OF NEW YORK, as Trustee

By:           /s/ Robert A. Massimillo
Name:  Robert A. Massimillo
Title:    Vice President